Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Stellar Acquisition III Inc. on Form S-4 of our report dated April 10, 2018, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Phunware, Inc. as of December 31, 2017 and for the year then ended, which report appears in the joint proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such joint proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 10, 2018